EXHIBIT 10.30 D

THIRD AMENDMENT TO LICENSE AGREEMENT

     This Third Amendment to the License Agreement (the “Third Amendment”) is made and entered into as of November 23, 2004 (“Third Amendment Execution Date”), by and between The University of Kansas Center for Research, Inc., a Kansas not-for-profit corporation (“Licensor”), and ProQuest Pharmaceuticals, Inc., a Delaware corporation and successor by merger to ProQuest Pharmaceuticals, Inc., a Kansas corporation, (“Licensee”). Licensor and Licensee may be referred to herein as “Party” or, collectively, as “Parties.” All capitalized terms used but not defined in this Third Amendment have the meaning given them in the Agreement.

     Whereas, Licensor and Licensee are parties to the License Agreement dated April 2, 1999, as amended April 26, 2002 (effective February 6, 2002) and August 20, 2004 (the “Agreement”), pursuant to which Licensor granted to Licensee an exclusive license under certain proprietary cyclic peptide, prodrug and inhalation technologies to develop, make, use and sell products;

     Whereas, Licensor and Licensee are also parties to the License Agreement dated July 6, 2001 (the “2001 License”) pursuant to which Licensor granted to Licensee an exclusive license under certain pending US and foreign patent applications claiming novel N-H bond containing prodrugs;

     Whereas, Licensee desires to return to Licensor all Patent Rights under the Agreement (except those specifically described in the amended Section 1.08 below) including without limitation those rights relating to US Patent 5,672,584 (the Cyclic Peptide Patent) and any corresponding foreign patent applications and patents, US Patent 6,451,776 (the “Alcohol Prodrug Patent”), US Patent 5,985,856 (the Secondary and Tertiary Amine Patent) and any corresponding foreign patent applications and patents (collectively, the “Returned Patent Rights”), and Licensee desires to terminate and return all rights under the 2001 License; and

     Whereas, the Parties now desire to document the termination of the 2001 License and to amend the Agreement to narrow the licensed rights to certain prodrug technologies and to reflect the Parties’ agreement regarding the elimination of certain payment terms under the Agreement.

     Now, Therefore, in consideration of the foregoing premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. Third Amendment Effective Date. This Third Amendment is subject to, and shall become effective upon, the Effective Time of the merger of Licensee with and into a wholly-owned subsidiary of Guilford Pharmaceuticals Inc. pursuant to the terms of the Agreement and Plan of Merger by and among Licensee, Guilford Pharmaceuticals Inc. and PQ Acquisition Sub., Inc. (the date on which the Effective Time occurs, the “Third Amendment Effective Date”). If the Effective Time of such merger has not occurred by March 31, 2005, this Third Amendment shall be of no further force and effect.

2. Patent Rights Definition. Section 1.08 of the Agreement, is deleted in its entirety and replaced with the following:

1.08 “Patent Rights” shall mean (i) U.S. Patent 6,204,257 (the “Phenol Prodrug Patent”), (ii) any corresponding foreign patent applications and patents, (iii) U.S. patent application 10/208647 (a pending continuation application claiming the priority date of the Phenol Prodrug Patent), and (iv) all divisions, continuations, continuations-in-part, patents of addition, and substitutions of, and all patents issuing on, any of the foregoing, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any such patents, in each case to the extent the same claim and disclose subject matter in the Phenol Prodrug Patent and any patents issued thereon.

On June 11, 2002, Dr. Roger A. Rajewski and Dr. Michelle P. McIntosh submitted to KU and Licensor a certain invention disclosure questionnaire describing an invention referred to as “Delivery of a Sedative/Anti-Emetic Compound Via Inhalation (the “Inhalation Technology”). The term “Patent Rights” shall also include – in addition to any rights that would otherwise be treated as “Patent Rights” under this Section 1.08 – (i) the draft patent application related to the Inhalation Technology, and any revisions thereof, in existence on the Third Amendment Effective Date (“Existing Application”), (ii) any patents issued thereon, (iii) all patents and patent applications claiming (or which could claim) priority therefrom including all divisions, continuations, continuations-in-part, patents of addition, and substitutions of any of the foregoing, (iv) any corresponding foreign patent applications and patents, and (v) all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing.

3.   Exhibit A. Exhibit A is hereby deleted in its entirety. Exhibits 1 and 2, to the extent incorporated under the Agreement by the amendment dated August 20, 2004 are hereby deleted in their entirety.

4.   License Definition. Section 1.07 of the Agreement is deleted in its entirety and replaced with the following:

1.07 “License Revenue” shall mean the gross amount of revenues, including royalties, lump-sum payments, annual fees and other payments, received by Licensee from the sale, or use of Product, or received by Licensee or its Affiliates solely in connection with Product under a License. For clarity, License Revenue does not include any amounts received by Licensee from the sale or use of Propofol Product or received by Licensee or its Affiliates in connection with Propofol Product under a License.

5.   Phase 1 Financing Definition. Section 1.09 is hereby deleted in its entirety.

6.   Product Definition. Section 1.10 of the Agreement is deleted in its entirety and replaced with the following:

1.10 “Product” shall mean any pharmaceutical or veterinary products covered by one or more of the claims of an issued patent under the Patent Rights, but excluding Propofol Product. For clarity, “Product” shall include compositions of matter, processes of making, and methods of using.

7.   Propofol Product Definition. Article 1 of the Agreement is amended to add the following new definition in Section 1.14:

1.14 “Propofol Product” shall mean prodrugs of propofol, their compositions, methods of use, and processes for making as claimed by the Patent Rights.

8.   Propofol Product Buyout. As consideration for the purchase of Licensor’s rights to receive royalty payments earned under the License Agreement based on the development, manufacture, use, distribution or sale of the Propofol Product by or on behalf of Licensee, Licensee shall pay Licensor on the Third Amendment Effective Date a total payment equal to One Hundred Eighty Thousand Dollars ($180,000.00).

9.    License Grant.

       (a) Sections 2.01 and 2.02 of the Agreement are deleted in their entirety and replaced with the following:

2.01 Subject to the limitations in Sections 2.03, Licensor hereby grants to Licensee and Licensee accepts, an exclusive, worldwide license under the Patent Rights and Know-How to develop, have developed, make, have made, use, distribute for sale, have distributed for sale, sell and have sold Product, upon the terms and subject to the conditions of this Article and this Agreement.

2.02 Subject to the limitations in Sections 2.03, Licensor hereby grants to Licensee and Licensee accepts, an irrevocable, royalty-free, fully-paid, exclusive, worldwide license under the Patent Rights and Know-How to develop, have developed, make, have made, use, distribute for sale, have distributed for sale, sell and have sold Propofol Product, upon the terms and subject to the conditions of this Article and this Agreement.

(b) Section 2.04 is hereby deleted in its entirety.

  10. Amendment of Article 3.

        (a) Section 3.01 of the Agreement is deleted in its entirety and replaced with the following:

3.01 As consideration for the license granted to Licensee by Licensor under Section 2.01 of this Agreement, Licensee shall pay to Licensor as royalties two percent (2%) of License Revenue derived by Licensee under the Patent Rights from the sale or use of Product.

               (i) Royalties due under this Section 3.01 shall be payable on a country-by-country and Product-by-Product (as applicable) basis until the expiration, nullification, final judgment of invalidity or abandonment after exhaustion of all appeals of the last-to-expire, last-to-be nullified, last-to-be held invalid or last-to-be abandoned claim of an issued patent under the Patent Rights in such country covering a Product or other applicable License Revenue.

               (ii) Notwithstanding the foregoing provisions of this Article 3, in no event shall the royalty payable with respect to License Revenue from a particular Product exceed 2.0%, regardless of the number of patents that cover such Product.

(b) Sections 3.02, 3.03 and 3.04 are deleted in their entirety.

11. Amendment of Article 5. Section 5.01 of the Agreement is deleted in its entirety and replaced with the following:

     5.01 Licensor shall deliver to Licensee, and Licensee shall have the right to use during the term of this Agreement, all available Know-How, documents, information and data which is owned by Licensor which may be reasonably expected to assist Licensee in the development and commercialization of Product and/or Propofol Product.

12. Payment of Past Patent Expenses. In full satisfaction of Licensee’s obligation under Section 7.03(iii) of the Agreement, Licensee shall pay to Licensor on the Third Amendment Effective Date a total payment equal to Two Hundred Forty Three Thousand Six Dollars and Fifty Six Cents ($243,006.56). Licensee shall be responsible for all patent expenses for Returned Patent Rights incurred on or before the Third Amendment Effective Date. As of the Third Amendment Effective Date, Licensor shall be solely responsible for any further prosecution and maintenance of the Returned Patent Rights that Licensor elects to undertake, at its sole discretion, and Licensor shall be responsible for any fees and expenses related thereto incurred after the Third Amendment Effective Date.

13. Amendment of Article 7. Article 7 is deleted in its entirety and replaced with the following:

ARTICLE 7 – PATENT PROSECUTION AND MAINTENANCE

7.01 Beginning on the Third Amendment Effective Date, Licensee – as between the parties hereto – shall be responsible for the preparation, filing and prosecution of the Existing Application in the United States. Except as set forth in Section 7.05 below, (i) beginning on the Third Amendment Effective Date, Licensee shall diligently endeavor to prepare, file and prosecute the Existing Application, and (ii) Licensee shall be responsible for and shall pay all fees and expenses associated with such preparation, filing and prosecution of the Existing Application in the United States (to the extent such fees and expenses are incurred after the Third Amendment Effective Date). Beginning on the Third Amendment Effective Date, Licensee shall be responsible for, and shall pay all fees and expenses associated with, the maintenance of (a) the Phenol Prodrug Patent and any foreign counterparts of the foregoing, and (b) all other patents issuing from the Existing Application.

7.02 Licensee shall have the right to prepare, file, prosecute and maintain, at its own expense, additional patent applications in the United States and foreign countries claiming (or which could claim) priority from the Existing Application or the Phenol Prodrug Patent (including the pending U.S. continuation application 10/208647, which claims the benefit of the filing date of the Phenol Prodrug Patent).

7.03 Beginning on the Third Amendment Effective Date, Licensee shall be solely responsible for the preparation, filing, prosecution and maintenance of pending patent applications under the Patent Rights in foreign countries designated by Licensee; and except as set forth in Section 7.05 below, (i) Licensee shall pay all fees and expenses associated with preparing, filing and prosecuting such applications (to the extent incurred after the Third Amendment Effective Date), and (ii) Licensee shall be responsible for all fees and expenses associated with the maintenance of patents arising from such applications (to the extent incurred after on the Third Amendment Effective Date).

7.04 Licensor and Licensee shall cooperate fully in (i) the preparation, filing, prosecution and maintenance of Patent Rights and of all patents and patent applications licensed to Licensee hereunder, and (ii) the execution of all papers and instruments required to apply for, prosecute and maintain Patent Rights in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any Patent Rights. Licensee shall provide Licensor with copies of all relevant documents and shall solicit comments from Licensor regarding the prosecution of the patent applications under Patent Rights. Licensee shall provide Licensor sufficient time before the due date and filing thereof to review and comment on patent applications and all material correspondence to and from the U. S. Patent and Trademark Office and patent offices in foreign countries related to all Patent Rights governed by this Agreement. Licensee shall use all reasonable efforts to amend any such patent applications to include claims reasonably requested by Licensor.

7.05 If Licensee elects not to pursue the patent prosecution of any pending application within the Patent Rights, Licensee shall give Licensor sufficient notice to afford Licensor the opportunity to do so at Licensor’s cost, in which event Licensor’s interest in any patents issuing therefrom shall be free and clear of any license to Licensee under Section 2.01 of this Agreement.

14. Publication Rights for Inhalation Technology. If the Existing Application claiming the Inhalation Technology is not filed pursuant to Section 7.01 of the Agreement within ninety (90) days after the Third Amendment Effective Date and unless the Licensor and Licensee otherwise agree, Licensor shall have the right to permit the inventors and their collaborators to pursue scientific publications and presentations relating to the Inhalation Technology.

15. Termination Rights. Article 9 is deleted in its entirety and replaced with the following:

ARTICLE 9 – TERM AND TERMINATION

9.01 The term of this Agreement and the royalty payment obligations under Section 3.01 hereof (unless earlier terminated under this Article 9) expire upon the expiration, nullification, final judgment of invalidity or abandonment after exhaustion of all appeals of the last of the Patent Rights to expire, or the abandonment of the last pending patent application within the Patent Rights, after which the licenses pursuant to this Agreement with respect to the Know-How for such licenses shall be fully paid-up.

9.02 If either party materially defaults in its performance of this Agreement, including failure to make any payment due under this Agreement, and if such default is not cured within sixty (60) days after receiving written notice from the other party with respect to such default, then such other party shall have the right to terminate this Agreement.

16.  Rights and Duties Upon Termination. Article 10 is deleted in its entirety and replaced with the following:

ARTICLE 10 – RIGHTS AND DUTIES UPON TERMINATION

10.01 Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Sections 2.02 (and 2.03 to the extent limiting Section 2.02), 6.01, 8.08, 11.01 and 12.01-12.03, which sections shall survive termination. In addition, any other provision required to interpret and enforce the parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

10.02 Upon termination of this Agreement for any reason, Licensee’s rights in the Patent Rights, Know-How and in the Product shall terminate, and for so long as the Patent Rights are in effect, Licensee and its Affiliates shall cease manufacture, development, marketing and sale of Product, and all originals and copies of know-how, data, results and other information collected and/or generated by Licensee and its Affiliates relating to Product prior to termination shall be delivered to Licensor within thirty (30) days thereafter, except for one copy thereof which may be retained in Licensee’s legal files solely for the purpose of establishing the extent of its obligations thereunder. Notwithstanding anything to the contrary contained in this Agreement (including the preceding sentence), Licensee’s rights in the Patent Rights, Know How and Product to the extent related to the Propofol Product and in the Propofol Product shall survive the termination of this Agreement and remain in full force and effect.

17. Amendment of Section 11.01. Section 11.01 is deleted in its entirety and replaced with the following:

     Licensee shall indemnify, defend and hold harmless Licensor, the University of Kansas, their Affiliates, and their current and former directors, trustees, officers, faculty, employees, students and agents, and their respective successors, heirs and assigns (collectively the “Indemnitees”), harmless from and against any and all liabilities, losses, claims, demands, damages, costs and expenses, fines, penalties or money judgments including without limitation court costs and reasonable attorneys’ fees (hereinafter “Liabilities”) incurred by or against Indemnitees or any of them arising out of the use, manufacture, sale, storage or advertising of any Product or Propofol Product.

18. Rights and Duties Upon Return. As of the Third Amendment Effective Date, Licensee shall have no further rights with respect to the Returned Patent Rights. Within thirty (30) days of the Third Amendment Effective Date, Licensee shall return to Licensor all originals and copies of know-how, data, results and information collected and/or generated by Licensee relating to the Returned Patent Rights. Notwithstanding the return of the Returned Patent Rights, Licensee acknowledges that it remains responsible for its activities with respect to the Returned Patent Rights occurring prior to the Third Amendment Effective Date, and any liability related thereto. For avoidance of doubt, Licensee’s indemnification obligation under Section 11.01 of the

Agreement shall survive the return of the Returned Patent Rights with respect to events occurring prior to the Third Amendment Effective Date.

19. 2001 License Agreement Termination. The 2001 License is hereby terminated in its entirety effective upon the Third Amendment Effective Date. As of the Third Amendment Effective Date, Licensee shall have no further rights with respect to the Patent Rights under the 2001 License and shall have those obligations under the Agreement specified to survive pursuant to Article 10. Within thirty (30) days of the Third Amendment Effective Date, Licensee shall return to Licensor all originals and copies of know-how, data, results and information collected and/or generated by Licensee relating to Product (as defined in the 2001 License). As of the Third Amendment Effective Date, Licensor shall be solely responsible for any further prosecution and maintenance of such Patent Rights that Licensor elects to undertake, at its sole discretion, and Licensor shall be responsible for any fees and expenses related thereto incurred after the Third Amendment Effective Date.

20. No Other Modifications. Except as specifically amended by this Third Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In Witness Whereof, the Parties hereto have caused this Third Amendment to be executed by their duly authorized officers as of the Third Amendment Execution Date.

The University of Kansas		ProQuest Pharmaceuticals, Inc.
Center for Research, Inc.

By:	/s/ James A. Roberts	By:	/s/ Osborne S. Wong

Name:	James A. Roberts	Name:	Osborne S. Wong

Title:	President	Title:	President

THIRD AMENDMENT TO LICENSE AGREEMENT
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